EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Atlantic Technology Ventures, Inc.:

We consent to the use of our report dated March 30, 2001, with respect to the consolidated balance sheets of Atlantic Technology Ventures, Inc. and subsidiaries (a development stage company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and for the period from July 13, 1993 (inception) to December 31, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                          KPMG LLP

Short Hills, New Jersey
February 1, 2002